Exhibit 99.1

Acer Therapeutics Announces Topline Results from ACER-801 (Osanetant) Phase 2a Trial

ACER-801 safe and well-tolerated but did not achieve statistically significant decrease in frequency or severity of hot flashes in postmenopausal women

NEWTON, MA – March 17, 2023 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious, rare and life-threatening diseases with significant unmet medical needs, today announced that topline results from its Phase 2a proof of concept clinical trial to evaluate ACER-801 (osanetant) as a potential treatment for moderate to severe Vasomotor Symptoms (VMS) associated with menopause showed that ACER-801 was safe and well-tolerated but did not achieve statistical significance when evaluating ACER-801’s ability to decrease the frequency or severity of hot flashes in postmenopausal women.

As a result, Acer is pausing the ACER-801 program until Acer has conducted a thorough review of the full data set. Concurrently, Acer is continuing to focus on preparation for its commercial launch of OLPRUVA™ (sodium phenylbutyrate) for oral suspension for the treatment of urea cycle disorders (UCDs) involving deficiencies of carbamylphosphate synthetase (CPS), ornithine transcarbamylase (OTC), or argininosuccinic acid synthetase (AS), and the ongoing pivotal Phase 3 clinical evaluation of EDSIVO™ (celiprolol) for vascular Ehlers-Danlos Syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation, subject in each instance to availability of additional capital beyond early in Q2 2023.

“We are surprised and disappointed the Phase 2a trial did not meet its efficacy objectives in treating VMS given the extensive body of non-clinical and clinical evidence previously generated,” stated Chris Schelling, CEO and Founder of Acer. “We intend to conduct a comprehensive analysis of the totality of the clinical trial data – including the pharmacokinetic data, which has not yet been analyzed – which will inform our path forward for the program, including our collaborations for prostate cancer and post-traumatic stress disorder (PTSD). We wish to thank the patients, investigators and partners who participated in this clinical trial. We remain committed to our mission to provide transformative treatments to underserved and overlooked patients with rare and life-threatening diseases and will continue to focus our resources on launch preparation for our FDA-approved product, OLPRUVA™, for oral suspension for the treatment of UCDs involving deficiencies of CPS, OTC or AS, as well as our pivotal Phase 3 clinical trial of EDSIVO™ for vEDS.”

About ACER-801 (osanetant)

ACER-801 (osanetant) is an investigational non-hormonal, neurokinin 3 receptor (NK3R) antagonist being studied for the potential treatment of patients with Vasomotor Symptoms (VMS), prostate cancer and post-traumatic stress disorder (PTSD). In December 2018, Acer entered into an exclusive license agreement with Sanofi to acquire worldwide rights to ACER-

801 (osanetant). In the Phase 2a study, forty-nine postmenopausal women aged 40-65 who experienced moderate to severe hot flashes were randomized 1:1:1:1 and received either twice daily 50 mg, 100 mg, 200 mg of ACER-801 or placebo over a 14-day treatment period, followed by a 14-day safety follow-up assessment. Primary endpoints were safety and pharmacokinetics, with efficacy compared to placebo as a secondary endpoint.

About Acer Therapeutics

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. In the U.S., OLPRUVA™ (sodium phenylbutyrate) is approved for the treatment of urea cycle disorders (UCDs) involving deficiencies of carbamylphosphate synthetase (CPS), ornithine transcarbamylase (OTC), or argininosuccinic acid synthetase (AS). Acer is also advancing a pipeline of investigational product candidates for rare and life-threatening diseases, including: OLPRUVA™ (sodium phenylbutyrate) for treatment of various disorders, including Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of Vasomotor Symptoms (VMS), post-traumatic stress disorder (PTSD) and prostate cancer; and EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation. For more information, visit www.acertx.com.

Acer currently believes that its existing cash and cash equivalents will be sufficient to fund its anticipated operating and capital requirements into early in the second quarter of 2023. Acer will require additional financing to commercialize OLPRUVA™ for oral suspension in the U.S. for the treatment of certain patients with UCDs involving deficiencies of CPS, OTC, or AS, as well as to complete development and seek to obtain marketing approval of Acer’s other product candidates and, if approved, to commercialize such other product candidates. There can be no assurance that Acer will be able to obtain needed capital on acceptable timing and terms, or at all.  A failure in this regard could force Acer to delay, limit, reduce or terminate its product development, other operations or commercialization efforts, or to suspend or restructure its business.

Acer Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include, but are not limited to, statements about the continued development of ACER-801 for treatment of VMS or other indications, the continued development of EDSIVO™, and launch preparations for OLPRUVA™. Our pipeline products (including ACER-801) are under investigation and their safety and efficacy have not been established and there is no guarantee that any of our investigational products in development will receive health authority approval or become commercially available for the uses being investigated. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the availability of financing to fund our pipeline product development programs, commercialization efforts and general corporate operations as well as risks related to drug development and the regulatory approval process, including the timing and requirements of regulatory actions. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You may access these documents for no charge at http://www.sec.gov.

Corporate and IR Contacts

Jim DeNike

Acer Therapeutics Inc.

jdenike@acertx.com

+1-844-902-6100

Nick Colangelo

Gilmartin Group

nick@gilmartinIR.com

+1-332-895-3226